(1)           The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2)           The Limited Partnerships (as defined below) hold Series A-1 and Series A-2 shares of Class A Common Stock (“Class A Shares”). A holder of Class A Shares may, from time to time prior to May 31, 2015, elect to convert some, or all, of its Class A Shares in order to sell the resulting shares of the Issuer’s Class P Common Stock (“Common Shares”) to a third party or to make a distribution of such resulting Common Shares to its investors or partners. As certain thresholds are met through holders of Class A Shares receiving additional value in the future from their ownership of the Class A Shares, either via distributions paid by the Issuer on such Class A Shares or future sales or distributions to its investors or partners of Common Shares received upon conversion of their Class A Shares, the holders of the Issuer’s Series B-1 or Series B-2 (as applicable) Class B Common Stock (“Class B Shares”) and Series C-1 or Series C-2 (as applicable) Class C Common Stock (“Class C Shares”) will convert or be entitled to convert a portion of their Class B Shares and Class C Shares into Common Shares, and the Class A Shares will have their conversion ratio reduced in proportion to the amount of Common Shares that the Class B Shares and Class C Shares receive upon conversion. The total number of Common Shares that the Class A Shares, Class B Shares and Class C Shares may receive in the aggregate is fixed. The formula for the conversion of Class A Shares, Class B Shares and Class C Shares into Common Shares, as well as the terms and conditions of such conversions, are specified in Article Fourth of the Issuer’s Certificate of Incorporation, filed as Exhibit 3.1 to the Issuer’s Form 10-Q, filed with the Securities and Exchange Commission on May 6, 2011.

Pursuant to the final prospectus supplement filed by the Issuer on August 9, 2012 and an underwriting agreement, dated August 9, 2012 (the “Underwriting Agreement”), by and among Barclays Capital Inc. and Deutsche Bank Securities Inc. (the “Underwriters”), the Issuer, and the selling stockholders named in Schedule II thereto (the “Selling Stockholders”), the Underwriters agreed to purchase from the Selling Stockholders and the Selling Stockholders agreed to sell to the Underwriters an aggregate of 58,000,000 shares of Common Shares, which was consummated on August 15, 2012.  In addition, pursuant to the Underwriting Agreement, the Underwriters were granted a 30-day option to purchase up to 8,700,000 additional shares of Common Shares from the Selling Stockholders (the “Option”).  On September 7, 2012, the Underwriters elected to exercise their Option.  In connection with the Underwriters’ exercise of their Option, each Limited Partnership submitted its notice of conversion to the Issuer on September 10, 2012.  On September 12, 2012, the Underwriters closed on the sale of securities with respect to their Option, pursuant to which the Limited Partnerships converted, in the aggregate, 4,819,831 shares of Series A-1 Class A Shares and 1,193,049 shares of Series A-2 Class A Shares into 4,911,162 Common Shares that were sold pursuant to the Underwriters’ exercise of their Option.

(3)           As of September 12, 2012, Goldman Sachs beneficially owns directly, and GS Group may be deemed to beneficially own indirectly, 238,416 Common Shares. Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate, 41,186,871 shares of Series A-1 Class A Shares and 10,172,844 shares of Series A-2 Class A Shares through certain limited partnerships (“Limited Partnerships”).  Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the Limited Partnerships. Goldman Sachs serves as the investment manager of certain of the Limited Partnerships and is a wholly-owned subsidiary of GS Group. In addition, as of September 12, 2012, Goldman Sachs holds open short positions of 74,449 Common Shares. Additionally, Goldman Sachs may be deemed to indirectly hold open short positions of 221 shares of Common Stock through Goldman Sachs’ open short positions of depositary receipts of Utilities HOLDRs Trust, which holds shares of several issuers, one of which is the Issuer.

(4)           As previously reported, in connection with the merger of El Paso Corporation ("EP") into a subsidiary of the Issuer (the "Merger"), Goldman Sachs acquired Common Shares, Warrants of the Issuer and additional derivative securities in exchange for shares of EP common stock and EP derivative securities that Goldman Sachs held prior to the Merger.  Without admitting any legal obligation, Goldman Sachs or another wholly-owned subsidiary of GS Group has remitted appropriate profits to the Issuer.